Exhibit 99.1

For Immediate Release

Contact:	Mark Collin
Phone: 603-773-6612
Fax: 603-773-6700

Unitil Shareholders Elect Directors

Hampton, NH (April 20, 2006): Unitil Corporation (AMEX:UTL) (www.unitil.com) held its Annual Meeting of Shareholders today at the corporate office in Hampton, New Hampshire. Shareholders elected Robert G. Schoenberger, Charles H. Tenney, III and Dr. Sarah P. Voll to the Board of Directors for three-year terms.

“Our earnings grew almost 5% in 2005,” said Robert G. Schoenberger, Unitil’s Chairman and Chief Executive Officer. “We continue to perform very well on the key financial and operational metrics that we use to measure our performance.”

In a presentation at the meeting, Mr. Schoenberger reviewed Unitil’s 2005 financial and operational performance. Unitil’s gas and electric distribution sales growth continued to be strong in 2005. In addition, revenues for Unitil’s unregulated energy brokerage business, Usource, increased by more than 30% over the prior year. The presentation also highlighted the Company’s ongoing strategy of investing in technologies such as advanced metering to increase efficiency and productivity. Mr. Schoenberger’s presentation is available on the company website at www.unitil.com

Unitil Corporation is a public utility holding company with subsidiaries providing electric service in New Hampshire, electric and gas service in Massachusetts and energy services throughout the Northeast.

This news release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to; variations in weather, changes in the regulatory environment, customers’ preferences on energy sources, general economic conditions, increased competition and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of the Company.